Exhibit 5
                            OPINION OF COUNSEL

May 18, 2000

International Rectifier Corporation
233 Kansas Street
El Segundo, California 90245

     Re:  Registration on Form S-8 of International
          Rectifier Corporation (the "Company")

Ladies and Gentlemen:

     At your request, I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 4,500,000 shares of Common Stock, par value $1.00 per share, of the Company (the "Common Stock"), and additional rights pursuant to the Company's Rights Agreement dated August 14, 1996, as amended, with ChaseMellon Shareholder Services as Rights Agent (together with the Common Stock, the "Shares") to be issued pursuant to the International Rectifier Corporation 2000 Stock Incentive Plan (the "Plan"). I have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Shares to be issued pursuant to and in accordance with the Plan.

     Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement.

                                Respectfully submitted,


                                /s/ L. Michael Russell
                                ---------------------------
                                L. Michael Russell
                                Executive Vice President, Secretary
                                and General Counsel